EXHIBIT 11

                   COMPUTATION OF FULLY DILUTED EARNINGS PER
                  SHARE UNDER TREASURY STOCK METHOD SET FORTH
                 IN ACCOUNTING PRINCIPLES BOARD OPINION NO. 15

                                               For Three Months Ended
                                          -------------------------------
                                          March 31, 1997   March 31, 1996
                                          --------------   --------------

Number of shares on which earnings
per share is based:
 Average outstanding during period*        1,003,437,050    1,088,607,044

Add - Incremental shares under stock
option and stock purchase plans*              19,561,758       22,124,960
                                          --------------   --------------
Number of shares on which fully diluted
earnings per share is based*               1,022,998,808    1,110,732,004
                                          ==============   ==============

Net earnings applicable to
 common shareholders (millions)                  $ 1,190            $ 769
                                          --------------   --------------
Net earnings on which fully
diluted earnings per share
is based (millions)                              $ 1,190            $ 769
                                          ==============   ==============

Fully diluted earnings per share*                $  1.16           $  .69

Published earnings per share*                    $  1.19           $  .71


* Adjusted to reflect a two-for-one stock split effective May 9, 1997.